EXHIBIT 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

PURSUANT TO SECTION 10 OF PART III, DIVISION 2, OF THE

ASSOCIATIONS LAW OF THE REPUBLIC OF THE MARSHALL ISLANDS

(LIMITED PARTNERSHIP ACT)

Pursuant to the provisions of the Marshall Islands Limited Partnership Act, the undersigned desires to form a Limited Partnership and certifies the following:

1.                                      The name of the Limited Partnership is Capital Product Partners L.P. (the “Limited Partnership”).

2.                                      The registered address of the Limited Partnership in the Marshall Islands is: Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960. The name of the Limited Partnership’s Registered Agent in the Marshall Islands upon whom process may be served at such address is: The Trust Company of the Marshall Islands, Inc.

3.                                      The name and the business, residence or mailing address of the sole general partner is:

Capital GP L.L.C.
c/o Capital Ship Management Corp.
3 lassonos Street
Piraeus, 185 37
Greece

4.                                      The name and title of the person authorized to sign this Certificate of Limited Partnership for the general partner is:

Daniel C. Rodgers
Attorney-in-Fact

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on this 16th day of January, 2007, and he hereby affirms and acknowledges, under penalty of perjury, that this Certificate of Limited Partnership is the act and deed of Capital GP L.L.C. and that the facts stated herein are true.

CAPITAL GP L.L.C.

By: Capital Maritime & Trading Corp., its Sole Member

By:	/s/	Daniel C. Rodgers
Daniel C. Rodgers
Attorney-in-Fact